Exhibit 99.2

Omeros Corporation Announces Agreements to Acquire $80.5 Million

of its Convertible Senior Notes due 2026

SEATTLE, WA – May 12, 2025 – Omeros Corporation (Nasdaq: OMER) (“Omeros” or the “Company”) today announced that it has entered into exchange agreements (the “Exchange Agreements”) with a limited number of investors who are holders of the Company’s 5.25% Convertible Senior Notes due 2026 (the “2026 Convertible Notes”) to exchange, on a one-for-one basis, $70.5 million aggregate principal amount of the 2026 Convertible Notes for newly issued 9.50% Convertible Senior Notes due 2029, with a conversion rate set at a 35% premium as described below (the “New Convertible Notes”). The exchange, which extends the maturity of a significant portion of the Company’s outstanding indebtedness, is expected to close on or about May 14, 2025.

In addition, Omeros today announced that it has entered into an agreement (the “Note Conversion Agreement”) with an investor to convert $10 million aggregate principal amount of 2026 Convertible Notes into shares of the Company’s common stock, par value $0.01 per share (the “Equitization Transaction”).

Following the completion of these transactions, approximately $17.4 million aggregate principal amount of the 2026 Convertible Notes will remain outstanding. This reduction in principal balance of the 2026 Convertible Notes outstanding will prevent the Company from being required to make a $20.0 million prepayment of the term loan outstanding under its 2024 Credit and Guaranty Agreement. This prepayment otherwise would have become due in November 2025. As a result of these transactions, the Company expects that its outstanding debt will be reduced by $10.0 million and its potential debt repayment obligations over the next 12 months will be reduced from $117.9 million to approximately $17.4 million.

The New Convertible Notes

The New Convertible Notes will be senior, unsecured obligations of the Company. Interest will be payable semi-annually in arrears at a rate of 9.50% per annum on each June 15 and December 15, beginning on December 15, 2025. The New Convertible Notes will mature on June 15, 2029 unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date.

The New Convertible Notes will be convertible at the option of the holder into shares of common stock of the Company, cash or a combination of shares of common stock and cash. The initial conversion rate of the New Convertible Notes will be based on the higher of a premium of 35% above the volume-weighted average price (“VWAP”) of the common stock on May 12, 2025, or $6.18, and is subject to adjustment in certain circumstances. Holders who convert their New Convertible Notes after six months will be entitled to an interest make-whole payment. In addition, holders will have the right to cause all New Convertible Notes then outstanding to be converted upon the occurrence of certain corporate events or in the event the New Convertible Notes are called for redemption. Subject to certain conditions, the Company may redeem the New Convertible Notes on or after June 20, 2027.

In connection with the Exchange, the Company intends to enter into an indenture establishing the terms of the New Convertible Notes.

The Equitization Transaction

Under the terms of the Note Conversion Agreement, on each of three conversion dates, the holder of $10 million aggregate principal amount of 2026 Convertible Notes will convert approximately one-third of such principal amount in exchange for a number of shares of common stock based in part on the VWAP of the Company’s common stock on May 12, 2025 and in part on the 20-day VWAP applicable to each conversion date, subject to a floor conversion price. The Company expects that the Equitization Transaction will be completed by September 15, 2025.

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This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities of the Company. The offer and sale of the New Convertible Notes, the shares of common stock issuable upon their conversion, and the shares issuable in the Equitization Transaction have not been registered under the Securities Act of 1933 (the “Securities Act”) or the securities laws of any other jurisdiction, and these securities may not be offered or sold in the United States absent registration or an applicable exemption from the Securities Act and applicable state laws.

Moelis & Company LLC and Cantor Fitzgerald & Co. are acting as the Company’s financial advisors for the Exchange and Equitization Transaction. Covington & Burling LLP is acting as the Company’s legal advisor.

About Omeros Corporation

Omeros is an innovative biopharmaceutical company committed to discovering, developing and commercializing first-in-class small-molecule and protein therapeutics for large-market and orphan indications targeting immunologic disorders, including complement-mediated diseases and cancers, as well as addictive and compulsive disorders. Omeros’ lead MASP-2 inhibitor narsoplimab targets the lectin pathway of complement and is the subject of a biologics license application under review by FDA for the treatment of hematopoietic stem cell transplant-associated thrombotic microangiopathy. Omeros’ long-acting MASP-2 inhibitor OMS1029 has successfully completed Phase 1 single- and multiple-ascending dose clinical studies. Zaltenibart, Omeros’ inhibitor of MASP-3, the key activator of the alternative pathway of complement, is in clinical development for treatment of paroxysmal nocturnal hemoglobinuria and complement 3 glomerulopathy. Funded by the National Institute on Drug Abuse, Omeros’ lead phosphodiesterase 7 inhibitor OMS527 is in clinical development for the treatment of cocaine use disorder. Omeros also is advancing a broad portfolio of novel cellular and molecular immuno-oncology programs.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, including statements regarding the anticipated closing of the Exchange and the Equitization Transaction and the anticipated impact of the reduction in the principal balance of 2026 Convertible Notes outstanding, including the reduction in potential debt repayment obligations. These forward-looking statements are often indicated by terms such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “likely,” “look forward to,” “may,” “objective,” “plan,” “potential,” “predict,” “project,” “should,” “slate,” “target,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, the risks, uncertainties and other factors described under the heading “Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 31, 2025, as amended on April 30, 2025. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and we assume no obligation to update these forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.

Contact
Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

IR@omeros.com